EXHIBIT (9)

                                Opinion of Counsel


















































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                                       December 30, 1996



   Board of Directors
   The Ohio National Life Insurance Company
   One Financial Way
   Cincinnati, Ohio  45242

   Re:   Registration of Ohio National Variable Account A
         Opinion of Counsel

   Gentlemen:

   In my capacity as legal counsel for The Ohio National Life Insurance Company and Ohio National Variable Account A. ("VAA"), I have supervised the organization and lawful operation of VAA and the issuance of VAA's units. In such capacity I have also participated in the preparation of V A A's Registration Statement on Form N-4 and the filing of such Registration Statement under the Securities Act of 1933 and with respect to the units of VAA, including those to be issued with respect to variable annuity contracts pursuant to the Registration Statement for File no. 333-10907.

   Based upon such examination of law and such corporation records and other documents as in my judgment are necessary or appropriate, I am of the opinion that all necessary and required corporate proceedings have been taken in connection with the issuance of the units of VAA being registered, and all such variable annuity contracts, when sold, will be legally issued, fully paid and nonassessable.

   I hereby consent to the filing of this letter as an exhibit to the Registration Statement for VAA.

                                       Sincerely,


                                       /s/Ronald L. Benedict
                                       Ronald L. Benedict
                                       Second Vice President and Legal Counsel

   RLB/nh











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